UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Comcast Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholder,

This communication responds to a report issued by the proxy advisory firm Institutional Shareholder Services (ISS) on May 25, 2023, regarding the annual meeting of shareholders of Comcast Corporation on June 7, 2023 (the “Annual Meeting”). In that report, ISS recommended that shareholders vote against the 2023 Omnibus Equity Incentive Plan (the “Omnibus Plan”), which is included as Proposal 3 in Comcast’s Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”). We respectfully disagree with the ISS recommendation for the reasons outlined below, and we strongly encourage our shareholders to vote “FOR” Proposal 3 in the Proxy Statement.

We believe that ISS, in connection with its vote recommendation, calculated plan cost incorrectly by including 401,814,158 shares remaining available for future grants of awards under the Comcast Corporation 2002 Restricted Stock Plan (the “RS Plan”) and the Comcast Corporation 2003 Stock Option Plan (the “Option Plan” and, together with the RS Plan, the “Prior Plans”) as of December 31, 2022.

As stated in the Proxy Statement (on p. 31), “Subject to adjustment upon the occurrence of various corporate events as described in the Omnibus Plan, the aggregate number of shares reserved for issuance under the Omnibus Plan is 275 million shares minus the number of shares subject to any award granted under the Prior Plans after March 31, 2023, and prior to the date on which we register the offering of shares available under the Omnibus Plan, which registration we expect to occur in the middle of June. If the Omnibus Plan is approved by our shareholders, no further awards will be granted under the Prior Plans and the remaining share reserve will be canceled once we have registered the offering of shares under the Omnibus Plan on Form S-8. Any awards previously granted under either of the Prior Plans will continue to remain outstanding and vest and/or be exercisable in accordance with their original terms and conditions.” (emphasis added)

Accordingly, we do not believe it is appropriate to include the shares remaining available for future grants under the Prior Plans in ISS’ plan cost calculations. Using only the available number of shares requested under the Omnibus Plan, we calculate that our plan cost (or SVT) is approximately 6.58% for available shares.

The following table sets forth certain information about the Omnibus Plan, the number of shares remaining available for issuance under the Prior Plans and equity awards that are outstanding under the Prior Plans as of March 31, 2023.

Total shares remaining for issuance under the RS Plan (these shares will no longer be available for grant following shareholder approval of the Omnibus Plan and registration of the Omnibus Plan share reserve on Form S-8)	33,507,077
Total shares remaining for issuance under the Option Plan (these shares will no longer be available for grant following shareholder approval of the Omnibus Plan and registration of the Omnibus Plan share reserve on Form S-8)	290,826,912
Total number of shares that would be authorized for future grants upon shareholder approval of the Omnibus Plan (we commit to reduce this number by any shares underlying awards granted under the Prior Plans after March 31, 2023 and before registration of the Omnibus Plan share reserve on Form S-8)	275,000,000
Number of shares relating to outstanding stock options under the Option Plan	280,697,147
Weighted average remaining term of outstanding options under the Option Plan	6.98 years
Weighted average exercise price of outstanding options under the Option Plan	$41.14
Number of shares relating to outstanding awards of RSUs and performance stock units (“PSUs”) under the RS Plan	57,839,736[1]

1.  Includes 3,024,780 unearned PSUs based on target performance and 1,253,421 earned PSUs based on actual performance.

If you have already voted and would like to change or revoke your vote on Proposal 3, please refer to the disclosure in the Proxy Statement under “Other Information—Revoking a Proxy” for information on how to do so.